As filed with the Securities and Exchange Commission on August 27, 2019

Registration Statement No. 333-202370

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMPIRE STATE REALTY TRUST, INC.

(Exact name of registrants as specified in charter)

Maryland	37-1645259
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

111 West 33rd Street, 12th Floor

New York, New York 10120

(212) 687-8700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Principal Executive Offices)

Anthony E. Malkin

Chairman and Chief Executive Officer

c/o Empire State Realty Trust, Inc.

111 West 33rd Street, 12th Floor

New York, New York 10120

(212) 687-8700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Yoel Kranz

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Tel: (212) 813-8800

Fax: (212) 355-3333

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Empire State Realty Trust, Inc. (the “Registrant”) is filing this post-effective amendment to the Registration Statement on Form S-3 (File No. 333-202370) (the “Registration Statement”), originally filed with the Securities and Exchange Commission on February 27, 2015, to deregister all shares of the Registrant’s Class A common stock, $0.01 par value per share (“Class A Common Stock”), registered under the Registration Statement and to terminate the Registration Statement.

On August 12, 2014, the Registrant’s operating partnership, Empire State Realty OP, L.P. (the “Operating Partnership”), issued and sold $250,000,000 aggregate principal amount of its 2.625% exchangeable senior notes due 2019 (the “Notes”) in a private transaction. Under certain circumstances, the Notes were exchangeable for shares of Class A Common Stock registered under the Registration Statement. No shares of Class A Common Stock were issued upon exchange of the Notes and the Operating Partnership redeemed the Notes in full on August 15, 2019. As a result, the Registrant is filing this post-effective amendment to the Registration Statement to deregister all shares of Class A Common Stock registered under the Registration Statement and to terminate the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a registration statement on Form S-3 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 27th day of August, 2019.

EMPIRE STATE REALTY TRUST, INC.

By:	/s/ Anthony E. Malkin
Anthony E. Malkin
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Anthony E. Malkin Anthony E. Malkin	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	August 27, 2019

/s/ John B. Kessler John B. Kessler	President and Chief Operating Officer (Principal Financial Officer)	August 27, 2019

* Andrew J. Prentice	Senior Vice President, Acting Chief Financial Officer, Chief Accounting Officer and Treasurer (Principal Accounting Officer)	August 27, 2019

* William H. Berkman	Director	August 27, 2019

* Leslie D. Biddle	Director	August 27, 2019

* Thomas J. DeRosa	Director	August 27, 2019

* Steven J. Gilbert	Director	August 27, 2019

* S. Michael Giliberto	Director	August 27, 2019

* James D. Robinson IV	Director	August 27, 2019

By:	/s/ Anthony E. Malkin
Anthony E. Malkin
Attorney-in-Fact